Exhibit 10.1

 $110,000,000



 CREDIT AGREEMENT



 ===============================================



	PETCO ANIMAL SUPPLIES, INC.

	BORROWER



	THE BANKS NAMED HEREIN

	LENDERS



	AND



	UNION BANK OF CALIFORNIA, N.A.

	Administrative Agent, Arranger and
	Syndication Agent



	===============================================



	             Dated as of January 30, 1998












	TABLE OF CONTENTS

	Page

ARTICLE 1

	DEFINITIONS	  1

ARTICLE 2

	THE CREDIT	 14
	2.1	Revolving Loans	 14
	2.2	Issuance of Letters of Credit	 16
	2.3	Fees	 20
	2.4	Term Loans	 21
	2.5  Types of Loans	 22
	2.6  Voluntary Conversion of Advances	 22
	2.7	Interest.	 23
	2.8	Rates Applicable After Default	 24
	2.9	Method of Payment	 24
	2.10	Telephonic Notices	 24
	2.11	Interest Payment Dates; Interest and Fee Basis	 24
	2.12	Notification of Loan, Interest Rates, Prepayments and
Commitment Reductions	 25
	2.13	Applicable Lending Offices	 25
	2.14	Non-Receipt of Funds by the Agent	 26
	2.15	Withholding Tax Exemption	 26
	2.16	Optional Prepayments	 26
	2.17	Mandatory Prepayments	 27
	2.18	Commitment Obligations	 27
	2.19  Commitment Termination	 27
	2.20  Required Payments	 27

ARTICLE 3

	CHANGE IN CIRCUMSTANCES	 28
	3.1	Yield Protection	 28
	3.2	Taxes	 29

ARTICLE 4

	CONDITIONS PRECEDENT	 29
	4.1	Initial Loan or Letter of Credit	 29
	4.2	All Loans	 31
	4.3	All Letters of Credit	 31

ARTICLE 5

	REPRESENTATIONS AND WARRANTIES	 32
	5.1	Authorization	 32
	5.2	Governmental Action	 32
	5.3	Enforceability	 32
	5.4	Use of Proceeds	 32
	5.5	Litigation	 33
	5.6	Financial Statements	 33
	5.7	Taxes	 33
	5.8	Subsidiaries	 33
	5.9	ERISA	 33
	5.10	Accuracy of Information	 33
	5.11	Organization and Existence	 34
	5.12	Consents	 34
	5.13	Intellectual Property	 34
	5.14	Default	 34
	5.15	Nature of Business	 34
	5.16	Ranking of Loans	 35
	5.17	Compliance with Laws	 35
	5.18	Investment Company Acts; Other Regulations	 35
	5.19	Environmental Matters	 35
	5.20	Title	 35
	5.21	Solvency	 35

ARTICLE 6

	COVENANTS	 36
	6.1	Financial Reporting	 36
	6.2	Use of Proceeds	 38
	6.3	Notice of Default	 38
	6.4	Conduct of Business	 38
	6.5	Records	 39
	6.6	Insurance	 39
	6.7	Compliance with Laws	 39
	6.8	Maintenance of Properties	 39
	6.9	Inspection	 39
	6.10	Debt	 39
	6.11	Merger	 40
	6.12	Sale of Assets	 40
	6.13	Sale of Accounts	 40
	6.14	Acquisitions	 40
	6.15	Affiliates	 41
	6.16	ERISA	 41
	6.17	Capital Expenditures	 41
	6.18	Total Debt Ratio	 42
	6.19	Payment of Obligations	 42
	6.20	Consolidated Net Worth	 42
	6.21 Restricted Junior Payments.  	 43
	6.22	Encumbrances and Liens	 43
	6.23	Loans, Advances and Guaranties	 43
	6.24	Investments	 44
	6.25	Minimum Fixed Charge Coverage Ratio	 45
	6.26	Capitalized Rent Expense Ratio	 45
	6.27	Guaranties, Etc	 45
	6.28 Lease Obligations	 46
	6.29 Condition Subsequent	 46

ARTICLE 7

	DEFAULTS	 46
	7.1	Payment Defaults.	 46
	7.2	Representations and Warranties.	 46
	7.3	Other Loan Document Defaults.	 46
	7.4	Bankruptcy.	 46
	7.5	Other Agreements.	 47
	7.6	ERISA.	 47
	7.7	Judgments.	 47
	7.8	Loan Documents	 47

	ARTICLE 8

	ACCELERATION, WAIVERS AND AMENDMENTS	 47
	8.1	Acceleration	 47
	8.2	Cash Collateral	 48
	8.3	Additional Remedies	 48
	8.4	Amendments	 48
	8.5	Preservation of Rights	 49

ARTICLE 9

	GENERAL PROVISIONS	 49
	9.1	Survival of Representations	 49
	9.2	Governmental Regulation	 49
	9.3	Headings	 49
	9.4	Entire Agreement	 49
	9.5	Several Obligations; Benefits of this Agreement	 49
	9.6	Expenses; Indemnification	 50
	9.7	Numbers of Documents	 50
	9.8	Accounting	 50
	9.9	Severability of Provisions	 51
	9.10	Nonliability of Lenders	 51
	9.11	CHOICE OF LAW	 51
	9.12	CONSENT TO JURISDICTION	 51
	9.13	WAIVER OF JURY TRIAL	 51
	9.14	Integration Clause	 51
	9.15	Confidentiality	 52

ARTICLE 10

	THE AGENT	 52
	10.1  Appointment	 52
	10.2  Powers	 52
	10.3  General Immunity	 52
	10.4  No Responsibility for Loans, Recitals, etc.	 52
	10.5  Action on Instructions of Lenders	 53
	10.6  Employment of Agents and Counsel	 53
	10.7  Reliance on Documents; Counsel	 53
	10.8  Agent's Reimbursement and Indemnification	 53
	10.9  Rights as a Lender	 54
	10.10 Lender Credit Decision	 54
	10.11 Successor Agent	 54

ARTICLE 11

	SETOFF; RATABLE PAYMENTS	 55
	11.1	Setoff	 55
	11.2	Ratable Payments	 55

ARTICLE 12

	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	 56
	12.1	Successors and Assigns	 56
	12.2	Participations	 56
	12.3	Assignments	 57
	12.4	Dissemination of Information	 58
	12.5	Tax Treatment	 58

ARTICLE 13

	NOTICES	 59
	13.1	Giving Notice	 59
	13.2	Change of Address	 59

ARTICLE 14

	COUNTERPARTS	 59



SCHEDULE 1 - LENDERS AND APPLICABLE LENDING OFFICES
SCHEDULE 2 - SUBSIDIARIES
SCHEDULE 3 - DEBT


EXHIBIT A-1 - FORM OF REVOLVING NOTE
EXHIBIT A-2 - FORM OF TERM NOTE
EXHIBIT B - COMPLIANCE CERTIFICATE
EXHIBIT C - ASSIGNMENT AGREEMENT
EXHIBIT D - LEVERAGE RATIO LEVEL CERTIFICATE
EXHIBIT E - FORMS OF LETTER OF CREDIT REQUESTS
EXHIBIT F - FORM OF NOTICE OF BORROWING





	CREDIT AGREEMENT




	This Agreement, dated as of January 30, 1998, is among PETCO ANIMAL SUPPLIES, INC., a Delaware corporation (the "Borrower"), the financial institutions party hereto (together with their respective successors and permitted assigns, the "Lenders") and UNION BANK OF CALIFORNIA, N.A. ("UBOC"), as Agent for the Lenders. The parties hereto agree as follows:

	RECITALS

	WHEREAS, UBOC, certain lenders and the Borrower are parties to that Credit Agreement dated as of December 6, 1996 (the "Prior Loan Agreement"); and

	WHEREAS, the Lenders have agreed, on the terms and conditions herein set forth, to extend term and revolving credit to the Borrower for the purposes of repaying all amounts under the Prior Loan Agreement, of refinancing costs associated with recent acquisitions and store conversions, of making permitted acquisitions and capital expenditures, of making bridge loans permitted hereunder to Canadian Petcetera Warehouse Inc., for working capital purposes and for general corporate purposes;

	WHEREAS, the Lenders have agreed, on the terms and conditions herein set forth, to issue letters of credit for the Borrower's account as a revolving commitment subfacility for the purposes of supporting purchases of inventory by the Borrower and of providing support for lease and insurance obligations of the Borrower;

	NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:


	ARTICLE 1

	DEFINITIONS

	As used in this Agreement:

	"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business in the pet food and supply business or related fields or all or substantially all of the assets of any firm, corporation or division thereof in the pet food and supply business or related fields, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation in the pet food and supply business or related fields which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership in the pet food and supply business or related fields.

	"Acquisition Documents" means the purchase agreement, together with all schedules and exhibits referenced therein and the legal opinions delivered in connection therewith in connection with any Acquisition.

	"Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of a LIBOR Loan, for the same Interest Period.

	"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

	"Agent" means UBOC in its capacity as administrative agent for the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article 10.

	"Aggregate Available Commitment" means the aggregate of the Available Commitments of all the Lenders.

	"Aggregate Commitment" means the aggregate of the Term Commitments and Revolving Commitments of all the Lenders.

	"Aggregate Revolving Commitment" means the aggregate of the Revolving Commitments of all the Lenders.

	"Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

	"Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in
Section 5.6 (except for changes concurred on by the Borrower's independent public accountants and the Required Lenders).

	"Applicable Lending Office" means for any Lender, its offices for LIBOR Loans and Base Rate Loans, specified in Schedule 1 or in the Assignment and Acceptance pursuant to which it became a party hereto, as the case may be, any of which offices may, upon 10 days' prior written notice to the Agent and the Borrower, be changed by such Lender.

	"Applicable Margin": for each LIBOR Loan and for each Base Rate Loan as set forth below:

							     LIBOR	    Base
		Leverage Ratio Level		Margin	 Rate Margin

			1					 .500%	  0%
			2					 .875%	  0%
			3					1.125%	  0%
			4					1.375%	  0%
			5					1.500%	  0%

	"Article" means an article of this Agreement unless another document is specifically referenced.

	"Assignment and Acceptance" means an Assignment and Acceptance in the form of Exhibit C hereto.

	"Authorized Officer" means any of the chief executive officer, chief financial officer or any senior vice president (specifically authorized by the Borrower) of the Borrower, acting singly.

	"Available Commitment" means, with respect to each Lender having a Revolving Commitment, the amount by which (i) the Revolving Commitment of each Lender on such date exceeds (ii) the sum of (a) the aggregate principal sum of such Lender's Revolving Loans outstanding, (b) such Lender's Revolving Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (c) such Lender's Revolving Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit on such date.

	"Base Rate" means, for any day, a rate per annum equal to (i) the Corporate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Corporate Base Rate changes.

	"Base Rate Loan" means a Loan when it bears interest at the Base
Rate.

	"Borrower" means Petco Animal Supplies, Inc., a Delaware corporation, and its successors and assigns.

	"Borrowing Date" means a date on which a Revolving Loan is made hereunder.

	"Business Day" means any day (i) other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in Los Angeles, California and (ii) if the applicable Business Day relates to a LIBOR Loan, on which dealings are carried on in the London interbank market.

	"Capital Expenditures" means, for any period, for any person or entity, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities), by such person or entity, for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such person or entity prepared in accordance with Agreement Accounting Principles (including, without limitation, all such property held under Capitalized Leases).

	"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

	"Capitalized Rent Expense Ratio" means for the Borrower and its Subsidiaries on a consolidated basis, determined as of the end of each fiscal quarter for the period of four fiscal quarters then ended, the ratio of (i) the sum of Funded Debt plus eight times the Rent Expense for such period to (ii) the sum of Funded Debt plus eight times the Rent Expense for such period plus the stockholders' equity of the Borrower and its Subsidiaries at such time.

	"Closing Date" means the date on which all the conditions precedent set forth in Section 4.1 shall have been satisfied.

	"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

	"Commitment" means, for each Lender, its Revolving Commitment and Term Commitment.

	"Compliance Certificate" has the meaning set forth in Section 6.1(v).

	"Consideration" means, with respect to any Acquisition, the aggregate consideration, in whatever form (including, without limitation, cash payments, the principal amount of promissory notes and Debt assumed, the aggregate amounts payable to acquire, extend and exercise any option, the aggregate amount payable under non-compete agreements and management agreements and the fair market value of other property delivered) paid, delivered or assumed by the Borrower and its Subsidiaries for such Acquisition and the expenses associated therewith, including all brokerage commissions, legal fees and similar expenses. Notwithstanding anything herein to the contrary, no Acquisition involving the assumption of Debt by the Borrower or its Subsidiaries shall be permitted if such assumption would violate the terms of this Agreement.

	"Consolidated Fixed Charges" means, for the Borrower and its Subsidiaries, on a consolidated basis, for any period of four consecutive fiscal quarters, the sum (without duplication) of (i) Interest Expense for such period, (ii) cash dividends and distributions paid with respect to the capital stock of the Borrower or its Subsidiaries during such period (other than dividends and distributions paid by its Subsidiaries to the Borrower),
(iii) the aggregate principal amount of all scheduled payments of Debt (including the principal portion of rentals under Capitalized Leases) required to be made during such period, (iv) all income taxes required to be paid during such period and (v) Rent Expenses during such period.

	"Consolidated Net Worth" means with respect to the Borrower and its Subsidiaries, the excess of total assets over total liabilities, all to be determined on a consolidated basis in accordance with Agreement Accounting Principles.

	"Control" means the power to direct or cause the direction of the management or policies of a person, whether through rights of ownership under voting securities, under contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

	"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

	"Conversion/Continuation Notice" is the notice referred to in
Section 2.6.

	"Corporate Base Rate" means a fluctuating interest rate per annum, as in effect from time to time, at all times equal to the higher of the following: (i) the sum of the Federal Funds Effective Rate in effect from time to time plus 0.50% per annum; and (ii) the annual rate of interest announced from time to time by UBOC as its corporate reference rate (which is a rate set by UBOC based upon various factors, including, without limitation, general market conditions, which is used as a reference point for pricing certain loans and UBOC may price its loans at, above or below such rate)

	"Debt" of any person or entity means (i) all indebtedness of such person or entity for borrowed money or for the deferred purchase price of property or services, (ii) all obligations of such person or entity evidenced by notes, bonds, debentures or other similar instruments,
(iii) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such person or entity, (iv) all obligations of such person or entity as lessee under leases that have been or should be, in accordance with Agreement Accounting Principles, recorded as Capitalized Leases, (v) all obligations of such person or entity under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i), (ii), (iii) or (iv) above and (vi) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

	"Default" means any Event of Default and any default, event or condition that would, with the giving of any requisite notice and the passage of any requisite period of time, constitute an Event of Default.

	"Drawing Lender" has the meaning set forth in Section 2.2(iii).

	"EBITDA" means for any period, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus (i) provisions for income taxes, (ii) depreciation and amortization and (iii) Interest Expense.

	"EBITDAR" means for any period, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, (i) EBITDA plus
(ii) Rent Expenses.

	"Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $250,000,000 and having a credit rating acceptable to the Agent and the Borrower; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $250,000,000 and having a credit rating acceptable to the Agent and the Borrower, provided that such bank is acting through a branch or agency located in the United States;
(iii) an insurance company or other financial institution or an investment fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $250,000,000 and having a credit rating acceptable to the Agent and the Borrower; (iv) any Affiliate of an existing Lender having a credit rating acceptable to the Agent and the Borrower; and (v) any other Person approved by the Agent and, in the absence of any Default, the Borrower.

	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

	"Eurocurrency Liabilities" has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System.

	"Event of Default" has the meaning set forth in Section 7.

	"Facility Termination Date" means January 30, 2003.

	"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m., Los Angeles time, on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

	"Funded Debt" means the sum of the outstanding principal balance of all Debt of the Borrower and its Subsidiaries described in clauses (i),
(ii), (iii) and (iv) of the definition of "Debt" set forth herein.

	"Governmental Person" means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof or any governmental, quasi-governmental, judicial, public or regulatory instrumentality, authority, body or entity, including the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank and any comparable authority.

	"Governmental Rule" means any treaty, law, rule, regulation, ordinance, order, code, judgment, decree, directive, interpretation, request, guideline, policy or similar form of decision of any Governmental Person.

	"Guarantors" means International Pet Supplies and Distribution, Inc., a California corporation, and Pet Nosh, Consolidated Co., Inc., a New York corporation, and any other Subsidiary of the Borrower now or hereafter formed or acquired, which has executed and delivered a Guaranty pursuant to
Section 6.27.

	"Guaranties" means, collectively, each Guaranty dated as of even date herewith executed by a Guarantor in favor of the Agent, for the benefit of the Lenders, and in form and substance satisfactory to the Agent, as it may be amended from time to time.

	"Interest Expense" means as of any date, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the sum of (i) the amount of all interest on Funded Debt which was paid, payable and/or accrued for such period (without duplication of previous amounts) and (ii) all commitment, letter of credit or line of credit fees paid, payable and/or accrued for such period (without duplication of previous amounts) to any lender in exchange for such lender's commitment to lend.

	"Interest Period" means, with respect to a LIBOR Loan, a period of one, two, three or six months, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two or three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second or third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. No Interest Period may end after the Facility Termination Date.

	"Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

	"Letter of Credit Amount" means the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

	"Letter of Credit Request" means a request by the Borrower for the issuance of a Letter of Credit, on the Agent's standard form of standby or commercial letter of credit application and agreement, the current form of which is attached hereto as Exhibit E, and containing terms and conditions satisfactory to the Agent in its sole discretion.

	"Letter of Credit" shall have the meaning set forth in Section 2.1.

	"Leverage Ratio Level": if the Total Debt Ratio shall be less than 0.75:1.00, the Leverage Ratio Level shall be 1; if the Total Debt Ratio shall be equal to or greater than 0.75:1.00 and less than 1:00:1.00, the Leverage Ratio Level shall be 2; if the Total Debt Ratio shall be equal to or greater than 1.00:1.00 and less than 1.50:1.00, the Leverage Ratio Level shall be 3; if the Total Debt Ratio shall be equal to or greater than 1.50:1.00 and less than 2.00:1.00, the Leverage Ratio Level shall be 4; and if the Total Debt Ratio shall be equal to or greater than 2.00:1.00, the Leverage Ratio Level shall be 5.

	"Leverage Ratio Level Certificate" is defined in Section 2.7.

	"LIBOR" means, for any Interest Period for any LIBOR Loan, the interest rate per annum obtained by dividing (a) the average of the respective rates per annum at which deposits in United States dollars are offered to the Agent in London, England in the London interbank market at 11:00 a.m., London time, two Business Days before the first day of such Interest Period in an amount substantially equal to the amount of such Loan and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the LIBOR Reserve Percentage for such Interest Period.

	"LIBOR Loan" means a Loan when it bears interest at the LIBOR Rate.

	"LIBOR Rate" means, with respect to a LIBOR Loan for the relevant Interest Period, the sum of (i) LIBOR applicable to such Interest Period, plus (ii) the Applicable Margin. The LIBOR Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

	"LIBOR Reserve Percentage" means, for any Interest Period for any LIBOR Loan, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirements (including any emergency, supplemental or other marginal reserve requirement) for any Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on such LIBOR Loan is determined) having a term equal to such Interest Period.

	"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

	"Loan" means, with respect to a Lender, a Term Loan or a Revolving Loan, as applicable.

	"Loan Documents" means this Agreement, any Letter of Credit Requests, the Letters of Credit, the Notes and the Guaranties executed by the Borrower or any Guarantor in connection herewith and any other agreement executed by the Borrower or any Guarantor in connection herewith, as such agreements and documents may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof.

	"Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

	"Multiemployer Plan" means a Plan that is a "multiemployer plan" as defined in Section 3(37) or 4001(i)(3) of the Borrower's ERISA Plan.

	"Net Income" means for the Borrower and its Subsidiaries on a consolidated basis, net income as determined in accordance with Agreement Accounting Principles.

	"Net Proceeds" means, with respect to any asset disposition or issuance of equity or debt securities of the Borrower or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash in connection with such asset disposition or issuance of equity or debt securities minus federal, state and local taxes and other expenses including legal, accounting, brokerage, advertising, underwriting and closing costs incurred and paid in connection with such asset disposition or issuance of equity or debt securities and taxes reasonably estimated to be actually payable as a result of such asset disposition or issuance of equity or debt securities.

	"Notes" means, collectively, the Revolving Notes and the Term Notes.


	"Notice of Assignment" is defined in Section 12.3(ii).

	"Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, the obligation to reimburse drawings under Letters of Credit (including the contingent obligation to reimburse any drawings under outstanding Letters of Credit), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

	"Participants" is defined in Section 12.2(i).

	"Payment Date" means the last day of each January, April, July and October in each calendar year.

	"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

	"Person" means any natural person, corporation, firm, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

	"Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code maintained by or contributed to by the Borrower or any member of the Controlled Group.

	"Prior Loan Agreement" is defined in the first Recital.

	"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

	"Purchasers" is defined in Section 12.3(i).

	"Reduction Installment" is defined in Section 2.4(iv).

	"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

	"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

	"Rent Expense" means, for the Borrower and its Subsidiaries, on a consolidated basis, for any period of four consecutive fiscal quarters (except as set forth in Section 6.26), rent expenses under operating leases of real, personal or mixed property.

	"Reportable Event" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of
Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
Section 412(d) of the Code.

	"Required Lenders" means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Loans.

	"Revolving Commitment" means, for each Lender having a Revolving Commitment, the obligation of such Lender to make Revolving Loans not exceeding the amount set forth opposite its name on Schedule 1 hereto or as set forth in any Assignment and Acceptance relating to any assignment that has become effective pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

	"Revolving Commitment Percentage" means, as to each Lender having a Revolving Commitment at any time, the percentage of the Aggregate Revolving Commitment then constituted by such Lender's Revolving Commitment.

	"Revolving Loan" is defined in Section 2.1(i).

	"Revolving Note" means a promissory note, in substantially the form of Exhibit A-1 hereto, duly executed by the Borrower and payable to the order of the Lender having a Revolving Commitment in the aggregate amount of such Lender's Revolving Commitment.

	"SEC" means the United States Securities and Exchange Commission.

	"SEC Report" means a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934.

	"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

	"Single Employer Plan" means a Plan other than a Multiemployer Plan.

	"Solvent" means when used with respect to any Person, that:

	(i) the present fair salable value of such Person's assets is in excess of the total amount of the probable liability on such Person's liabilities;

	(ii)  such Person is able to pay its debts as they become due; and

	(iii) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person is about to engage.

	"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

	"Taxes" is defined in Section 3.2.

	"Term Commitment" means, for each Lender having a Term Commitment, the obligation of such Lender to make a Term Loan in the amount set forth opposite its name on Schedule 1 hereto or as set forth in any Assignment and Acceptance relating to any assignment that has become effective pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

	"Term Loan" is defined in Section 2.4(i).

	"Term Note" means a promissory note, in substantially the form of Exhibit A-2 hereto, duly executed by the Borrower and payable to the order of each Lender having a Term Commitment in the amount of such Lender's Term Commitment.

	"Total Debt Ratio" means for the Borrower and its Subsidiaries on a consolidated basis, determined as of the end of each fiscal quarter for the period of four fiscal quarters then ended, the ratio of Funded Debt (including obligations under Capitalized Leases) outstanding at such time to EBITDA.

	"Transferee" is defined in Section 12.4.

	"Type" means, with respect to a Loan, its nature as a Base Rate Loan or a LIBOR Loan.

	"UBOC" means Union Bank of California, N.A. in its individual capacity, and its successors.

	"Unfunded Liabilities" means the amount (if any) by which the present value of all nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plans.

	The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


	ARTICLE 2

	THE CREDIT

	2.1	Revolving Loans.

	(i) Each Lender having a Revolving Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make loans on a revolving credit basis (each a "Revolving Loan," and, collectively, the "Revolving Loans") to the Borrower from time to time and to participate in standby and/or commercial letters of credit issued for the account of the Borrower pursuant to Section 2.2 from time to time (each a "Letter of Credit" and, collectively, the "Letters of Credit"), from and including the Closing Date to but excluding the Facility Termination Date in an amount not to exceed the amount of its Revolving Commitment. The sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and
(c) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed, at any time, the amount of the Aggregate Revolving Commitment. Further, the sum of (A) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (B) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $10,000,000 at any time. Within the limit of each Lender's Revolving Commitment, the Borrower may borrow, have Letters of Credit issued and/or renewed for the Borrower's account, prepay Revolving Loans, reborrow and have additional Letters of Credit issued for the Borrower's account.

	(ii)	The principal amount of each Lender's Revolving Loan and
participation in a Letter of Credit shall be in an amount equal to the product of (a) such Lender's Revolving Commitment Percentage (expressed as a fraction) and (b) the total amount of the Revolving Loan or Revolving Loans or Letters of Credit requested; provided that in no event shall any Lender be obligated to make a Revolving Loan if after giving effect to such Revolving Loan such Lender's Revolving Loans, the Revolving Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and the Revolving Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit outstanding would exceed its Revolving Commitment or if the amount of such requested Loan is in excess of such Lender's Available Commitment.

	(iii) The Revolving Loans made by each Lender to the Borrower shall be evidenced by a Revolving Note, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by such Lender to the Borrower, with interest thereon as prescribed in Sections 2.7 and 2.8.
Each such Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Revolving
Loans made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender to make any such recordation or notation in the books and records of such Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Revolving Notes. Each Revolving Note shall (a) be dated the Closing Date,
(b) provide for the payment of interest in accordance with Sections 2.7 and
2.8 and (c) be stated to be payable on the Facility Termination Date.

	(iv) The Borrower shall give the Agent irrevocable written notice substantially in the form of Exhibit F attached hereto (which notice must be received by the Agent prior to 11:00 a.m., Los Angeles time, on the proposed Borrowing Date or, if all or any part of the Revolving Loans are requested to be made as LIBOR Loans, three Business Days prior to each proposed Borrowing Date) requesting that the Lenders having a Revolving Commitment make the Revolving Loans on the proposed Borrowing Date and specifying (a) the aggregate amount of Revolving Loans requested to be made (which must be in an aggregate amount equal to at least $1,000,000 or an integral multiple of $500,000), (b) subject to Section 2.5, whether the Revolving Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof and (c) if the Revolving Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the Interest Periods therefor. On receipt of such notice, the Agent shall promptly notify each such Lender thereof not later than 11:00 a.m., Los Angeles time, on the date of receipt of such notice. On the proposed Borrowing Date, not later than 1:00 p.m., Los Angeles time, each such Lender shall make available to the Agent at its office specified in Section 13.1 such Lender's Revolving Commitment Percentage of the aggregate borrowing amount (as determined in accordance with Section 2.1(ii)) in immediately available funds. Not later than 1:30 p.m., Los Angeles time, on the date of such Loans and upon fulfillment of the applicable conditions set forth in Section 4, the Agent shall make such Revolving Loans available to the Borrower in immediately available funds. Each notice pursuant to this Section 2.1(iv) shall be irrevocable and binding on the Borrower. The Agent may, in the absence of notification from any Lender having a Revolving Commitment that such Lender has not made its pro rata share available to the Agent, on such date, credit the account of the Borrower on the books of such office of the Agent with the aggregate amount of such Revolving Loans.

	(v)	At the Borrower's option and upon at least five Business Days'
prior irrevocable written notice to the Agent, with such notice specifying the amount and the date of such reduction, the Borrower may permanently reduce the Aggregate Revolving Commitment in whole at any time or in part from time to time; provided, however, that each partial reduction of the Aggregate Revolving Commitment shall be in an aggregate amount equal to at least $1,000,000 or an integral multiple of $1,000,000. The Agent shall promptly notify each Lender having a Revolving Commitment (by telecopy or by telephone) of such requested Aggregate Revolving Commitment reduction.

	Reductions of the Aggregate Revolving Commitment pursuant to this
Section 2.1(v) shall automatically effect a reduction of the Revolving Commitment of each such Lender to an amount equal to the product of (a) the Aggregate Revolving Commitment of all Lenders, as reduced pursuant to this
Section 2.1(v) and (b) the Revolving Commitment Percentage of such Lender, in each case determined immediately prior to such reduction of the Aggregate Revolving Commitment on such date.

	Upon each reduction of the Aggregate Revolving Commitment, the Borrower shall (a) pay the unused commitment fee, payable pursuant to
Section 2.3, accrued on the amount of the Aggregate Revolving Commitment so reduced through the date of such reduction, (ii) prepay the amount, if any, by which the sum of (A) the aggregate unpaid principal amount of the Revolving Loans, (B) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (C) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds the amount of the Aggregate Revolving Commitment as so reduced, together with accrued interest on the amount being prepaid to the date of such prepayment (or, with respect to outstanding Letters of Credit, make a cash collateral deposit in an amount equal to such excess to the extent such excess is not corrected by the foregoing prepayment) and (D) compensate such Lenders for their funding costs, if any, in accordance with Section 3.1.

	2.2	Issuance of Letters of Credit.

	(i)	The Borrower shall be entitled to request the issuance of
standby and/or commercial Letters of Credit from time to time from and including the Closing Date to but excluding the date which is seven Business Days prior to the Facility Termination Date by giving the Agent
(a) a standby Letter of Credit Request at least three Business Days before the requested date of issuance of such standby Letter of Credit and (b) a commercial Letter of Credit Request no later than the requested date of issuance of such commercial Letter of Credit (provided that such Letter of Credit Request is received by the Agent no later than 11:00 a.m., Los Angeles time and any Letter of Credit Request received after such time shall be deemed to have been received on the next Business Day) (which date of issuance shall be a Business Day). All letters of credit outstanding on the Closing Date which were issued under the Prior Loan Agreement shall be deemed to have been issued hereunder on and as of the Closing Date and shall be subject to the terms and conditions hereof. No Letter of Credit shall have an expiration date more than one year from its date of issuance or after the Facility Termination Date. The aggregate Letter of Credit Amounts under all outstanding Letters of Credit and the aggregate amount of unreimbursed drawings under Letters of Credit shall reduce, dollar for dollar, the Aggregate Available Commitment. The sum of (a) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (b) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not at any time exceed $10,000,000. In addition, the sum of (i) the aggregate principal amount of all Revolving Loans outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and
(iii) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed, at any time, the Aggregate Revolving Commitment. Any Letter of Credit Request received by the Agent later than 10:00 a.m., Los Angeles time, shall be deemed to have been received on the next Business Day. Each Letter of Credit Request shall be made in writing, shall be signed by an Authorized Officer, shall be irrevocable and shall be effective upon receipt by the Agent. Provided that a valid Letter of Credit Request has been received by the Agent and upon fulfillment of the other applicable conditions set forth in Section 4.3, the Agent will issue the requested Letter of Credit from its office specified in Section 13.1.

	Commercial Letters of Credit shall be used only for the purpose of supporting purchases of inventory by the Borrower and standby Letters of Credit shall be used solely to provide support for leasing (including Capitalized Leases) and insurance obligations of the Borrower.

	(ii)	Immediately upon the issuance of each Letter of Credit, the
Agent shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from the Agent, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (a) such Lender's Revolving Commitment Percentage and (b) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). The Agent shall advise each Lender of the issuance of each Letter of Credit, the Letter of Credit Amount of such Letter of Credit, any change in the face amount or expiration date of such Letter of Credit, the cancellation or other termination of such Letter of Credit and any drawing under such Letter of Credit.

    (iii)	The payment by the Agent of a draft drawn under any Letter of
Credit shall first be made from any cash collateral deposit held by the Agent with respect to such Letter of Credit. After any such cash collateral deposit has been applied, the payment by the Agent of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Agent in its individual capacity as a Lender hereunder (in such capacity, the "Drawing Lender") of a Revolving Loan bearing interest at the Base Rate in the amount of such payment (but without any requirement of compliance with the conditions set forth in
Section 4.3). In the event that any such Loan by the Drawing Lender resulting from a drawing under any Letter of Credit is not repaid by the Borrower by 12:00 noon, Los Angeles time, on the day of payment of such drawing, the Agent shall promptly notify each other Lender having a Revolving Commitment. Each such Lender shall, on the day of such notification (or if such notification is not given by 1:00 p.m., Los
Angeles time, on such day, then on the next succeeding Business Day), make a Revolving Loan bearing interest at the Base Rate, which shall be used to repay the applicable portion of the Revolving Loan of the Drawing Lender with respect to such Letter of Credit drawing, in an amount equal to the amount of such Lender's participation in such drawing for application to repay the Drawing Lender (but without any requirement of compliance with the applicable conditions set forth in Section 4.3) and shall deliver to the Agent for the account of the Drawing Lender, on the day of such notification (or if such notification is not given by 1:00 p.m., Los
Angeles time, on such day, then on the next succeeding Business Day) and in immediately available funds, the amount of such Revolving Loans. In the event that any Lender fails to make available to the Agent for the account of the Drawing Lender the amount of such Revolving Loan, the Drawing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Effective Rate for each day such amount remains outstanding.

	(iv)	The obligations of the Borrower with respect to any Letter of
Credit, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit and any Revolving Loan made under
Section 2.2(iii) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

		(a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document;

		(b) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Agent, any Lender (other than the defense of payment to a Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;

		(c) any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever;

		(d) payment by the Agent under any Letter of Credit against presentation of a draft or certificate that does not comply on its face with the terms of such Letter of Credit;

		(e) any exchange, release or nonperfection of any collateral, or any release, amendment or waiver of or consent to departure from any Guaranty, other Loan Document or other guaranty, for any of the Obligations of the Borrower in respect of the Letters of Credit; and

		(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

	(v)	The Borrower shall pay to the Agent with respect to each Letter of Credit issued hereunder, the following fees:

		(a)	for each commercial Letter of Credit for the period from
and including the day such commercial Letter of Credit is issued to but excluding the day such commercial Letter of Credit expires, a letter of credit fee to the Agent for the benefit of the Lenders equal to the amount set forth on the Agent's published Schedule of International Fees (such fee to be payable on the date of issuance) except for payment fees, which shall be equal to the greater of (x) the product of (i) .125% and (ii) the Letter of Credit Amount of such Letter of Credit paid or (y) $100 (such payment fee to be payable on the date such Letter of Credit is paid);

		(b)	for each commercial Letter of Credit, a fronting fee to
the Agent for its benefit alone equal to (x) $100, if the commercial Letter of Credit Amount is less than $500,000 or (y) .125% of the Letter of Credit Amount, if the commercial Letter of Credit Amount is equal to or more than $500,000 (such fee to be payable on the date of issuance);

		(c)	for each standby Letter of Credit, for the period from
and including the day such standby Letter of Credit is issued to but excluding the day such standby Letter of Credit expires, a letter of credit fee to the Agent for the benefit of the Lenders equal to the Applicable
Margin (then in effect for LIBOR Loans), multiplied by the Letter of Credit Amount (such fee to be payable on the date of issuance);

		(d)	for each standby Letter of Credit, a fronting fee to the
Agent for its benefit alone equal to .15% of the Letter of Credit Amount
(such fee to be payable on date of issuance); and

		(e) from time to time, such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with the Agent's standard internal charge guidelines and the related Letter of Credit Request.

	(vi)	The Borrower agrees to the provisions in the Letter of Credit
Request form; provided, however, that the terms of the Loan Documents shall take precedence if there is any inconsistency between the terms of the Loan Documents and the terms of said form.

	(vii)	The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent nor any Lender nor any of their respective officers or directors shall be liable or responsible for
(i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) in the absence of any gross negligence or willful misconduct by the Agent, payment by the Agent against presentation of documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (iv) any other circumstance whatsoever in making or failing to make payment under any Letter of Credit. In furtherance and not in limitation of the foregoing, the Agent may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

	2.3	Fees.  The Borrower agrees to pay to the Lenders an unused
commitment fee to be shared among Lenders on the basis of their respective Revolving Commitment Percentages with respect to the Revolving Commitments for the period from and including the Closing Date to but excluding the
Facility Termination Date, computed at the applicable percentage set forth below of the average daily aggregate amount of the Aggregate Available
Commitment from time to time in effect, to be payable quarterly in arrears on each Payment Date and on the Facility Termination Date, commencing on the first such date to occur after the Closing Date.
									Commitment
		Leverage Ratio Level			    Fee

			1						.200%
			2						.250%
			3						.250%
			4						.375%
			5						.375%

	2.4	Term Loans.

		(i) Subject to the terms and conditions hereof, each Lender having a Term Commitment severally agrees to make a Term Loan to the Borrower on the Closing Date in a principal amount equal to the amount of the Term Commitment of such Lender. Any Term Loan repaid or prepaid may not be reborrowed.

		(ii) The Term Loan made by each Lender shall be evidenced by a Term Note, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of the Term Loan made by such Lender to the Borrower, with interest thereon as prescribed in Sections 2.7 and 2.8. Each such Lender is hereby authorized
(but not required) to record the date and amount of each payment or prepayment of principal of its Term Loan made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender to make any such recordation or notation in the books and records of such Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Term Notes. Each Term Note shall
(a) be dated the Closing Date, (b) provide for the payment of interest in accordance with Sections 2.7 and 2.8 and (c) be stated to be payable in installments of principal in accordance with, and subject to the provisions of, Section 2.4(iv).

		(iii) The Borrower shall give the Agent irrevocable written notice substantially in the form of Exhibit F hereto (which notice must be received by the Agent prior to 10:00 a.m., Los Angeles time, one Business Day prior to the Closing Date) requesting that the Lenders having a Term Commitment make the Terms Loans in accordance with their respective Term Loan Commitments on the Closing Date. Upon receipt of such notice, the Agent shall promptly notify each such Lender thereof not later than 11:00 a.m., Los Angeles time, on the date of receipt of such notice. Not later than 1:00 p.m., Los Angeles time, on the Closing Date each such Lender shall make available to the Agent at its office specified in Section 13.1 the amount of such Lender's aggregate Term Commitment in immediately available funds. The notice pursuant to this Section shall be irrevocable and binding on the Borrower. The Agent may, in the absence of notification from any Lender having a Term Commitment that such Lender has not made its pro rata share available to the Agent, on such date, credit the account of the Borrower on the books of such office or the Agent with the aggregate among such Term Loans.

		(iv) On each reduction date set forth in this Section, the Borrower shall on a pro rata basis repay the principal of the Term Notes in an aggregate amount equal to the amount set forth below (subject to Sections 2.16 and 2.17) (each such amount a "Reduction Installment"):

        	April 30, 1998, July 31, 1998, October
	 31, 1998 and January 31, 1999		$1,125,000.00

	April 30, 1999, July 31, 1999, October
	 31, 1999 and January 31, 2000		$1,125,000.00

	April 30, 2000, July 31, 2000, October
	 31, 2000 and January 31, 2001		$1,500,000.00

	April 30, 2001, July 31, 2001, October
	 31, 2001 and January 31, 2002		$1,875,000.00

	April 30, 2002, July 31, 2002, October
	 31, 2002 and January 30, 2003		$1,875,000.00


; provided, that the final Reduction Installment paid shall be in an amount equal to all amounts owed by the Borrower on the Term Notes.

	All outstanding Term Loans shall be due and payable, to the extent not previously paid in accordance with the terms hereof, on the Facility Termination Date.

	2.5 Types of Loans. The Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with Section 2.6. Notwithstanding the foregoing, the initial Loans made on the Closing Date shall be made as Base Rate Loans and shall be subject to conversion to LIBOR Loans pursuant to Section 2.6. Each Lender may make or maintain its Loans to the Borrower by or through any Applicable Lending Office. At no time shall more than ten Advances be outstanding.

	2.6 Voluntary Conversion of Advances. The Borrower may on any Business Day, upon written notice given to the Agent not later than 12:00 noon, Los Angeles time, on the third Business Day before the date of the proposed conversion and subject to the provisions of Section 2.5, convert any Advance into an Advance of another Type; provided, however, that, with respect to a conversion from a LIBOR Loan into a Base Rate Loan, any such conversion shall be made on, and only on, the last day of the Interest Period for such Loan. Each such notice of a conversion shall, within the restrictions specified above, specify (i) the Loan to be converted, (ii) the type of Loan into which such Loan is to be converted and (iii) the requested date for such conversion. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. Any part of outstanding LIBOR Loans and Base Rate Loans may be converted as provided herein, provided (a) no Loan may be converted into a LIBOR Loan after the date that is one month prior to the Facility Termination Date and (b) the Borrower shall not have the right to continue or convert to a LIBOR Loan if a Default shall have occurred and be continuing. However, if the Borrower shall fail to give any required notices described above in this Section or if such continuation is not permitted pursuant to the preceding sentence, such Loans shall be automatically converted to Base Rate Loans on the last day of such then-expiring Interest Period.

	2.7	Interest.  A Base Rate Loan shall bear interest on the
outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a LIBOR Loan into a Base Rate Loan pursuant to Section 2.6 to (but not including) the date it becomes due or is converted into a LIBOR Loan pursuant to Section 2.6 hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on any Loan maintained as a Base Rate Loan will take effect simultaneously with each change in the Corporate Base Rate. Each LIBOR Loan shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the LIBOR Rate determined as applicable to such LIBOR Loan.

	For purposes of determining the Applicable Margin for all Loans, interest rates on the Loans shall be calculated on the basis of the Total Debt Ratio set forth in the most recent certificate of an Authorized Officer of the Borrower delivered pursuant to Section 6.1(v) (a "Leverage Ratio Level Certificate"). For accrued and unpaid interest only (no changes being made for interest payments previously made), changes in interest rates on the Loans attributable to changes in the Applicable Margin caused by changes in the applicable Leverage Ratio Level shall be calculated upon the delivery of a Leverage Ratio Level Certificate and such change shall be effective (y) in the case of a Base Rate Loan, on the day subsequent to the delivery of the Leverage Ratio Level Certificate and (z) in the case of a LIBOR Loan, from the first day of the Interest Period applicable to such LIBOR Loans subsequent to the delivery of the Leverage Ratio Level Certificate. If, for any reason, the Borrower shall fail to deliver a Leverage Ratio Level Certificate when due in accordance with
Section 6.1(v), and such failure shall continue for a period of twenty days, the Leverage Ratio Level shall be deemed to be Level 5, retroactive to the date on which the Borrower should have delivered such Leverage Ratio Level Certificate and shall continue until a Leverage Ratio Level Certificate indicating a different Leverage Ratio Level is delivered to the Agent. Notwithstanding the foregoing, LIBOR Loans shall accrue interest at the Applicable Margin for Leverage Level 2 from the Closing Date until five Business Days after the Agent has received the Borrower's annual financial statements and Compliance Certificate for the fiscal period ended April 30, 1998.

	2.8	Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.5 or 2.6, during the continuance of an Event of Default no Loan may be made as, converted into or continued as a LIBOR Loan. During the continuance of an Event of Default each Loan shall bear interest at a rate per annum equal to the Base Rate otherwise applicable to the Base Rate Loan plus 3% per annum. All such interest shall be payable on demand of the Agent.

	2.9	Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article 13, or at any other Applicable Lending Office of the Agent specified in writing by the Agent to the Borrower, by 12:00 noon, Los
Angeles time, on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article 13 or at any Applicable Lending Office specified in a notice received by the Agent from such Lender. The Agent is hereby authorized (but not obligated) to charge the account of the Borrower maintained with UBOC for each payment of principal, interest and fees as it becomes due hereunder.

	2.10	Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Agent to convert or continue Loans and effect selections of Types of Loans based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

	2.11	Interest Payment Dates; Interest and Fee Basis.  Interest
accrued on each Base Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which a Base Rate Loan is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Base Rate Loan converted into a LIBOR Loan on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each LIBOR Loan shall be payable on the last day of its applicable Interest Period, on any date on which the LIBOR Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each LIBOR Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.

	Interest on Loans and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m., Los Angeles time, at the place of payment. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause any payment of interest on or principal of any LIBOR Loan to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day, and such shortened time shall in such case be used in the computation of payment of interest. Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

	2.12	Notification of Loan, Interest Rates, Prepayments and
Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of a borrowing notice, Conversion/Continuation Notice and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each LIBOR Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Corporate Base Rate.

	Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

	2.13	Applicable Lending Offices.  Each Lender may book its Loans at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time. All terms of this Agreement shall apply to any such Applicable Lending Office and the Notes shall be deemed held by each Lender for the benefit of such Applicable Lending
Office. Each Lender may, by written or telex notice to the Agent and the Borrower, designate an Applicable Lending Office through which the Loans will be made by it and for whose account Loan payments are to be made.

	2.14	Non-Receipt of Funds by the Agent.  Unless the Borrower or a
Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (b) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

	2.15	Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United
States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

	2.16	Optional Prepayments.  The Borrower may on the last day of any
Interest Period with respect thereto, in the case of LIBOR Loans, or at any time and from time to time, in the case of Base Rate Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable written notice, in the case of LIBOR Loans, and upon at least one Business Day's irrevocable written notice, in the case of Base Rate Loans, from the Borrower to the Agent, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Loans, Base
Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or an integral multiple thereof. Partial prepayments of Term Loans made on a day other than a day specified in Section 2.4(iv) or any payment made on such day in excess of the Reduction Installment specified therein shall be applied pro rata to each Reduction Installment remaining as of the date of such prepayment or payment.

	2.17	Mandatory Prepayments.  On the day of receipt by the Borrower of any Net Proceeds with respect to an asset disposition or an issuance of equity or debt securities of the Borrower or any of its Subsidiaries, the Borrower shall prepay the Loans with 75% of Net Proceeds from the issuance of equity and asset dispositions and 100% of the Net Proceeds from the issuance of debt securities as follows: Prepayment shall first be applied to each Term Loan Reduction Installment on a pro rata basis and, when the Term Loan is paid in full, shall be applied to outstanding Revolving Loans.
 Prepayments of Revolving Loans with Net Proceeds from asset dispositions shall also result in a permanent reduction of the Aggregate Revolving Commitment by an amount equal to such prepayment amounts.

	2.18	Commitment Obligations.  Neither the Agent nor any Lender shall be responsible for the obligation or Available Commitment of any other
Lender hereunder, nor will the failure of any Lender to comply with the terms of this Agreement relieve any other Lender or the Borrower of its obligations under this Agreement and the Notes. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

	2.19 Commitment Termination. The Revolving Commitment of each Lender and the Aggregate Revolving Commitment shall terminate on the Facility Termination Date.

	2.20 Required Payments. The outstanding Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Facility
Termination Date.


	ARTICLE 3

	CHANGE IN CIRCUMSTANCES


	3.1	Yield Protection.

	(i)	If any repayment of principal of, or conversion of, any LIBOR
Loan is made other than on the last day of an Interest Period therefor, as a result of a prepayment, payment or conversion, or an acceleration of the maturity of the Loan pursuant to Section 8, or for any other reason, or if the Borrower shall fail to borrow a LIBOR Loan after requesting one, then the Borrower shall, upon demand by the Agent pay to the Lenders any amounts required to compensate them for any additional losses, costs or expenses that they may reasonably incur as a result of such repayment, conversion or failure to borrow, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender to fund or maintain such LIBOR Loan.

	(ii)	If, due to either (a) the introduction of or any change in or in the interpretation of any Governmental Rule or (b) the compliance by the Lenders with any Governmental Rule (whether or not having the force of law), there is any increase in the cost to the Lenders of agreeing to make, making, funding or maintaining any LIBOR Loan, then the Borrower shall from time to time, upon written demand by the Agent, pay to the Agent additional amounts sufficient to compensate the Lenders for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Agent, shall be conclusive and binding for all purposes, absent manifest error.

	(iii) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any Governmental Rule makes it unlawful, or any Governmental Person asserts that it is unlawful, for any Lender to perform its obligations hereunder to make LIBOR Loans or to continue to fund or maintain LIBOR Loans hereunder, then, on notice thereof and demand therefor by the Agent to the Borrower,
(a) the obligation of such Lender to make LIBOR Loans and to convert Base Rate Loans into LIBOR Loans shall terminate and (b) the Borrower shall forthwith prepay in full all LIBOR Loans then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of such notice and demand, converts all LIBOR Loans then outstanding into Base Rate Loans in accordance with Section 2.6.

	(iv) If, with respect to any LIBOR Loan, the Agent notifies the Borrower that LIBOR for such Loan will not adequately reflect the cost to one or more Lenders (as determined by such Lender(s) in good faith on the basis of market conditions then in effect) of making, funding or maintaining such Loan, then (a) such Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan and (b) the obligation of the affected Lender to make, or to convert Base Rate Loans into LIBOR Loans shall be suspended until the Agent notifies the Borrower that the circumstances causing such suspension no longer exist.

	3.2	Taxes.  All payments by or on behalf of the Borrower hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any Governmental Person, other than any tax on or measured by the overall net income of the Agent or a Lender pursuant to the income tax laws of the United States, the jurisdiction where the Agent's or such Lender's principal office is located or any political subdivision thereof (collectively, the "Taxes")) shall not be less than the amounts otherwise specified to be paid hereunder. A certificate as to any additional amounts payable to the Agent or a Lender hereunder submitted to the Borrower by the Agent shall show in reasonable detail the amount payable to the Agent or a Lender and the calculations used to determine in good faith such amount and shall be conclusive absent manifest error. Any amounts payable by the Borrower hereunder with respect to past payments shall be due within ten days following receipt by the Borrower of such certificate from the Agent; and such amounts payable with respect to future payments shall be due concurrently with such future payments. With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to the Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of the Agent) to establish any tax credit to which a Lender may be entitled. The agreements and obligations of the Borrower under this paragraph shall survive the payment in full of the Loans.


	ARTICLE 4

	CONDITIONS PRECEDENT

	4.1	Initial Loan or Letter of Credit.  The Lenders shall not be
required to make their initial Loans or participate in the initial Letter of Credit hereunder unless the Borrower has furnished to the Agent:

	      (i) this Agreement and the Notes, duly executed by the Borrower;

	     (ii)  the Guaranties, duly executed by each Guarantor;

	    (iii) Articles of Incorporation and Bylaws of the Borrower and each Guarantor certified by the Secretary of State of the relevant state of incorporation;

	     (iv) Resolutions of the Board of Directors of the Borrower and of the executive officers of each Guarantor approving the execution, delivery and performance by the Borrower and each Guarantor, of the Loan Documents to which the Borrower and each Guarantor is a party, certified by the Secretary of the Borrower and each Guarantor to be true and correct and in full force and effect;

	      (v) an Incumbency Certificate of the Borrower and each Guarantor;

	     (vi) evidence that all amounts outstanding under the Prior Loan Agreement have been paid in full and that such agreement has been terminated;

	    (vii) all fees and expenses to be paid on the Closing Date (including, but not limited to, amounts due to UBOC in reimbursement of costs and expenses under the Prior Loan Agreement);

	   (viii) no statute, rule, regulation, order, decree or preliminary or permanent injunction of any court or administrative agency or, to the best knowledge of the Borrower, any such action threatened by any Person, shall be in effect that prohibits the Lenders from consummating the transactions contemplated by this Agreement and the other Loan Documents;

	     (ix) copies of the Borrower's consolidated audited financial statements for the period ending February 3, 1997, together with any management letter prepared by the accountants, unaudited financial statements for the period ending November 1, 1997 and a plan, forecast and budget containing the information specified in Section 6.1(iv) with respect to fiscal year 1998;

	     (x)	evidence satisfactory to the Agent that there shall have
been no material adverse change to the syndication markets for credit facilities similar to this Agreement and there shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking or capital markets which would have an adverse effect on such syndication market, as determined by the Agent in its sole discretion;

	    (xi)	evidence satisfactory to the Agent that all intercompany
Debt has been subordinated to the obligations of the Borrower hereunder;
and

	   (xii)	such other documents, instruments and opinions as the
Agent or its counsel may have reasonably requested.

	4.2	All Loans.  The Lenders shall not be required to make any Loan
(including the initial Loan) hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

		(i)	a duly completed certificate executed by an Authorized
Officer of the Borrower certifying that:

			(a)	there exists no Default or Event of Default;

			(b)	the representations and warranties contained in
Article 5 hereof are true and correct as of the Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;
and

			(c)	no event has occurred, or condition exists, which
could have a Material Adverse Effect.

		(ii)	 in the case where Loan proceeds are to be used for an
Acquisition and such Acquisition will result in the Borrower being required to file an SEC Report, executed copies of each of the Acquisition
Documents, certified by an Authorized Officer, together with the other documents required by Section 6.14;

		(iii) in the case where Loan proceeds are to be used for an Acquisition, evidence satisfactory to the Agent that the Acquisition contemplated by the relevant Acquisition Documents will immediately be consummated upon the funding of the Loan; and

		(iv)	 such other documents as the Agent or its counsel may
have reasonably requested.

	4.3	All Letters of Credit.  The Agent shall not be required to
issue any Letter of Credit and the Lenders shall not be required to participate in any Letter of Credit (including the initial Letter of Credit) hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

		(i) a completed Letter of Credit Request with regard to each such Letter of Credit;

		(ii)	 all fees to be paid to the Agent in connection with each
Letter of Credit shall have been paid; and

		(iii) such other documents as the Agent, any Lender or its respective counsel may have reasonably requested.

	Any Letter of Credit Request delivered to the Agent shall be deemed a representation and warranty to the Agent and the Lenders that:

		(i)  there exists no Default or Event of Default;

		(ii) the representations and warranties contained in Article 5 hereof are true and correct as of the issuance date of each Letter of Credit except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date; and

		(iii) no event has occurred, or condition exists, which could have a Material Adverse Effect.


	ARTICLE 5

	REPRESENTATIONS AND WARRANTIES

	The Borrower represents and warrants to the Lenders that:

	5.1	Authorization.  The execution, delivery and performance by the
Borrower of the Loan Documents to which the Borrower is a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene any applicable law, rule, regulation or order or any contractual restriction binding on or affecting the Borrower or its Subsidiaries.

	5.2	Governmental Action.  No authorization, approval or other
action by, or notice to or filing with, any Governmental Person is required for the due execution, delivery and performance by the Borrower of the Loan Documents to which the Borrower is a party.

	5.3	Enforceability.  Each Loan Document to which the Borrower is a party is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

	5.4	Use of Proceeds.  The Borrower will use the proceeds of the
Term Loans solely for the repayment of amounts outstanding under the Prior Loan Agreement and to refinance costs incurred in connection with certain Acquisitions and conversions of stores. The Borrower will use the proceeds of the Revolving Loans solely (i) to make permitted Acquisitions, (ii) to make permitted Capital Expenditures, (iii) for working capital purposes,
(iv) to make bridge loans permitted hereunder to Canadian Petcetera Warehouse Inc. and (v) general corporate purposes. The Borrower will use the Letters of Credit solely for the purposes set forth in Section 2.2(i).
 No action has been taken or is currently planned by the Borrower, or any agent acting on its behalf, which would cause this Agreement or the Notes to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loans or Letters of Credit will be used directly or indirectly for such purpose.

	5.5	Litigation.  There is no litigation, tax claim, proceeding,
arbitration or dispute pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or its Property, an adverse determination in which could have a Material Adverse Effect.

	5.6	Financial Statements.  The consolidated financial statements of the Borrower dated February 3, 1997 and November 1 , 1997, copies of which have been delivered to the Lenders, fairly and accurately reflect the financial condition of the Borrower and its Subsidiaries as of such date, and since such date there has been no Material Adverse Effect.

	5.7	Taxes.  The Borrower and each Subsidiary has filed all tax
returns and reports required to be filed and has paid all applicable federal, state and local franchise and income taxes which are due and payable.

	5.8	Subsidiaries.  Schedule 2 hereto contains an accurate list of
(i) all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective capital stock or ownership interests owned by the Borrower or other Subsidiaries, and (ii) all shareholder agreements, management agreements and similar agreements executed in connection therewith. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

	5.9	ERISA.  The Unfunded Liabilities do not in the aggregate exceed
$1,000,000. Each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations, except to the extent that the failure to comply therewith does not have a Material
Adverse Effect. No Reportable Event has occurred with respect to any Single Employer Plan, except to the extent that such Reportable Event has no Material Adverse Effect. Neither the Borrower nor any Subsidiary (a) is a party to any Multiemployer Plan or (b) has withdrawn from any Multiemployer Plan, except to the extent such actions do not have a Material Adverse Effect.

	5.10	Accuracy of Information.  No information, exhibit or report
furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect.

	5.11	Organization and Existence.  The Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware and it has the corporate power and authority, and the legal right, to own and operate its Properties and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to comply thereunder could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

	5.12	Consents.  No consent or authorization of, or filing with or other act by or in respect of, any Governmental Authority, or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or the other Loan Documents. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, the Loans, the Letters of Credit and the use of the proceeds thereof will not violate any Requirement of Law or contractual obligations of the Borrower or any of its Subsidiaries which could be reasonably expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective Properties or revenues pursuant to any such Requirement of Law or contractual obligation, except pursuant to the Loan Documents or otherwise as permitted hereunder, which Lien could reasonably be expected to have a Material Adverse Effect.

	5.13	Intellectual Property.  The Borrower and each of its
Subsidiaries owns, or is licensed to use, all trademarks, tradenames, patents, copyrights, material permits, licenses or other intangibles necessary for the conduct of its business as currently conducted, except to the extent that the failure to own or license such property could not reasonably be expected to have a Material Adverse Effect.

	5.14	Default.  There exists no Default or Event of Default.

	5.15	Nature of Business.  Neither the Borrower nor any of its
Subsidiaries is engaged in any material business other than the ownership and operation of pet food and supply retail stores and the manufacture or procurement of pet food and supplies.

	5.16	Ranking of Loans.  This Agreement and the other Loan Documents to which the Borrower is a party, when executed, and the Loans, when borrowed are and will be the direct and general obligations of the Borrower. The Borrower's obligations hereunder and thereunder will rank at least pari passu in priority of payment with all other senior Debt, except to the extent otherwise permitted hereunder.

	5.17	Compliance with Laws.  The Borrower and each of its
Subsidiaries is in compliance with all Governmental Rules except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

	5.18	Investment Company Acts; Other Regulations.  Neither the
Borrower nor any of its Subsidiaries is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

	5.19	Environmental Matters.  The Borrower and its Subsidiaries are
in compliance in all material respects with all applicable environmental laws, and there is no contamination at, under or about any of their respective Properties, or violation of any environmental law with respect to any of their respective Properties or the business conducted at any of their respective Properties which involves a matter or matters which has caused or reasonably likely to cause a Material Adverse Effect.

	5.20	Title.  Except for assets which may have been disposed of in the ordinary course of business, the Borrower has good and marketable title to all of the property reflected in its financial statements delivered to the Lenders, to all property acquired by the Borrower since the date of said financial statements and to all property necessary for the conduct of its business, free and clear of all Liens, encumbrances, security interests and adverse claims except (a) those specifically referred to in said financial statements, (b) those permitted by Section 6.22 hereof and (c) those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

	5.21	Solvency.  Immediately prior to and upon execution of this
Agreement and the funding of the Loans and the issuance of any Letters of Credit, the Borrower was, is and will be Solvent.


	ARTICLE 6

	COVENANTS


	During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

	6.1	Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the
Lenders:

	   (i)	As soon as available and in any event within 45 days
after the end of each quarterly fiscal period of each fiscal year of the Borrower (except the last fiscal quarter), consolidated statements of income, retained earnings and cash flow of the Borrower and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Borrower and its consolidated
Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of an Authorized Officer of the Borrower, which certificate shall state that those consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries, in each case in accordance with Agreement Accounting Principles, consistently applied, as at the end of, and for, such period (subject to normally recurring audit adjustments).

	  (ii)	As soon as available and in any event within 90 days
after the end of each fiscal year of the Borrower, consolidated statements of income, retained earnings and cash flow of the Borrower and its consolidated
Subsidiaries for such fiscal year and the related consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied, in the case of those consolidated statements and balance sheet of the Borrower, by a unqualified opinion of independent certified public accountants of recognized national standing, which opinion shall state that those consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated
Subsidiaries as at the end of, and for, such fiscal year in accordance with Agreement Accounting Principles, consistently applied.

	(iii)	Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports or statutory statements which the Borrower or any of its Subsidiaries files with the SEC or any insurance or regulatory agency.

	  (iv)	As soon as available, but in any event no later than 45
days subsequent to the beginning of each fiscal year of the Borrower, based on the best information then currently available, a copy of the plan and forecast
(including a projected consolidated balance sheet, income statement, funds flow statement and a budget for Capital
Expenditures), prepared on a quarterly format basis, of the Borrower and its Subsidiaries for such fiscal year.

	   (v)	Together with the financial statements required in
Section 6.1(i) and (ii) (commencing with the fiscal period ending April 30, 1998), a compliance certificate in substantially the form of Exhibit B hereto (a
"Compliance Certificate") signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

	  (vi)	As soon as possible, but in any event within 45 days
after the end of each quarter (except the last fiscal quarter, in which case within 90 days after the end of such quarter), a Leverage Ratio Level Certificate in substantially the form of Exhibit D hereto signed by an Authorized Officer.

	 (vii)	As soon as possible and in any event within 10 days after
the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, a statement, signed by an Authorized Officer, describing said
Reportable Event and the action which the Borrower proposes to take with respect thereto.

	(viii)	As soon as possible and in any event within 10 days after
receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and
(b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse
Effect.

	  (ix)	Promptly upon the furnishing thereof to the shareholders
of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

	  (x)	Such other information (including non-financial information) as the Agent may from time to time reasonably request.

	6.2	Use of Proceeds.  The Borrower will use the proceeds of the
Term Loans solely for the repayment of amounts outstanding under the Prior Loan Agreement and to refinance costs incurred in connection with certain Acquisitions and conversion of stores, and the proceeds of the Revolving Loans solely (i) to make permitted Acquisitions, (ii) to make permitted Capital Expenditures, (iii) for working capital purposes, (iv) to make bridge loans permitted hereunder to Canadian Petcetera Warehouse Inc. and
(v) for general corporate purposes. The Borrower will use the Letters of Credit only for the purposes specified in Section 2.2(i). The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "margin stock" (as defined in Regulation U).

	6.3	Notice of Default.  The Borrower will, and will cause each
Subsidiary to, give prompt (but in any case, within 5 Business Days) notice in writing to the Lenders of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which could have a Material Adverse Effect.

	6.4	Conduct of Business.  The Borrower will, and will cause each
Subsidiary to, carry on and conduct its business in the pet food and supply business and related fields and to do all things necessary to remain in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature of its business as presently conducted; provided that the foregoing shall not be construed as a limitation on Acquisitions permitted hereunder.

	6.5	Records.  The Borrower will, and will cause each Subsidiary to, keep adequate records and books of account, in which full and correct entries shall be made in accordance with Agreement Accounting Principles of all financial transactions of the Borrower, its Subsidiaries, their respective assets and their respective business.

	6.6	Insurance.  The Borrower will, and will cause each Subsidiary to, maintain insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

	6.7	Compliance with Laws.  The Borrower will, and will cause each
Subsidiary to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its property, except such taxes, assessments and governmental charges as are being contested in good faith by appropriate proceedings and as to which appropriate reserves are maintained.

	6.8	Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

	6.9	Inspection.  At any reasonable time and from time to time upon reasonable notice, the Borrower will, and will cause each Subsidiary to, permit the Agent, by its respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

	6.10	Debt.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Debt, except:

	(i)  Debt of the Borrower under the Loan Documents;

	(ii)  Debt in existence on the date hereof, as set forth on Schedule
3;

	(iii) trade Debt incurred to acquire goods, supplies, and services and incurred in the ordinary course of business; and

	(iv)	Debt secured by Liens permitted pursuant to Section 6.22.

	6.11	Merger.  The Borrower will not, nor will it permit any
Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets; provided that the Borrower may merge or consolidate with another Person if (i) the Borrower is the surviving corporation, (ii) the Borrower will at all times be in pro forma compliance with all provisions of this Agreement subsequent to such merger or consolidation as long as either Loans or the Commitment is outstanding and (iii) the Borrower has filed the SEC Report (if required to do so by law).

	6.12	Sale of Assets.  The Borrower will not, nor will it permit any
Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (i) sales of inventory in the ordinary course of business and (ii) leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the term of this Agreement do not require the Borrower to file an SEC Report;
provided that the foregoing shall not be construed as prohibiting a transfer of assets from a Subsidiary to the Borrower or the merger of a Subsidiary into the Borrower.

	6.13	Sale of Accounts.  The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except the Borrower or any Subsidiary may assign accounts receivable (previously expensed by the Borrower as bad debts) for collection, with or without recourse.

	6.14	Acquisitions.  The Borrower will not, nor will it permit any
Subsidiary to, enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless:

	(i)	the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as one or more line or lines of business conducted by the Borrower and its Subsidiaries,

    (ii)	no Default or Event of Default shall have occurred and be
continuing either immediately prior to or immediately after giving effect to such Acquisition,

   (iii)	if any Acquisition would require the Borrower to file an SEC
Report, the Borrower shall have furnished to the Agent (A) pro forma historical financial statements as of the end of the most recently completed fiscal year of the Borrower and most recent interim fiscal quarter, if applicable, giving effect to such Acquisition and (B) a Compliance Certificate prepared on a historical pro forma basis giving effect to such Acquisition, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto (provided, however, that in each case if such information is not then available for such periods with respect to Borrower, any Subsidiary or the Person being acquired (or from whom assets are being acquired), then such statements may be based instead upon reasonable estimates made by Borrower as to the financial performance of such Persons for such periods) and

    (iv)	the Person acquired shall be a Subsidiary, or be merged into the Borrower or a Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Borrower or a Subsidiary).

	6.15	Affiliates.  The Borrower will not, and will not permit any
Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction; provided that the foregoing shall not be construed as prohibiting a transfer of assets from a Subsidiary to the Borrower or the merger of a Subsidiary into the Borrower.


	6.16	ERISA.  The Borrower will not, and will not permit any
Subsidiary to, become a party to any Multiemployer Plan.

	6.17	Capital Expenditures.  The Borrower will not, and will not
permit any Subsidiary to, make or commit to make (by way of the acquisition of securities of a person or entity or otherwise) any Capital Expenditure, except for Capital Expenditures not exceeding (i) in fiscal year 1998, $65,000,000 in the aggregate, (ii) in fiscal year 1999, $55,000,000 in the aggregate, (iii) in fiscal year 2000, $55,000,000 in the aggregate, and
(iv) in fiscal year 2001, $55,000,000 in the aggregate, and , with respect to each fiscal year specified in clauses (ii), (iii) and (iv) above, an additional aggregate amount equal to the amount (if any) by which the actual Capital Expenditures in the immediately preceding fiscal year were less than those permitted under clauses (i), (ii) and (iii) above, as applicable. Notwithstanding the foregoing, any Capital Expenditure made by a Person which is the subject of an Acquisition by the Borrower, prior to such Acquisition, shall not be included in determining compliance by the Borrower and its Subsidiaries with this Section.

	6.18	Total Debt Ratio.  The Borrower and its Subsidiaries on a
consolidated basis shall not permit, as of the end of each fiscal quarter for the four consecutive fiscal quarters then ended, the Total Debt Ratio to be greater than (i) 2.50:1.00 with respect to any such four consecutive fiscal quarters ending prior to January 30, 2001 and (ii) 2.25:1.00 with respect to any such four consecutive fiscal quarters ending on or after January 30, 2001. Notwithstanding the foregoing, EBITDA for the first quarterly measurement period shall be measured by the sum of EBITDA plus merger and non-recurring costs up to a maximum of $10,000,000 for the quarter ending April 30, 1998 multiplied by four. For the second quarterly measurement period, EBITDA shall be measured by the sum of EBITDA for the quarters ending April 30, 1998 and July 31, 1998 plus merger and non-recurring costs up to a maximum of $20,000,000 multiplied by two. For the third quarterly measurement period, EBITDA shall be measured by the sum of EBITDA for the quarters ending April 30, 1998, July 31, 1998 and
October 31, 1998 plus merger and non-recurring costs of up to $20,000,000 multiplied by 1.33. For the quarter ending January 30, 1999, EBITDA shall be measured by the sum of EBITDA for the period of four consecutive fiscal quarters then ended plus merger and non-recurring costs up to a maximum of $20,000,000. For the quarter ending April 30, 1999, EBITDA shall be measured by the sum of EBITDA for the period of four consecutive fiscal quarters then ended plus merger and non-recurring costs of up to $10,000,000.

	6.19	Payment of Obligations.  The Borrower and each Subsidiary will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its Property, or any part thereof, provided, however, that the Borrower and its Subsidiaries shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes assessments, charges and claims.

	6.20	Consolidated Net Worth.  The Borrower and its Subsidiaries
shall at all times maintain Consolidated Net Worth, determined as of the end of each fiscal quarter, of not less than $160,000,000 plus 50% of cumulative Net Income for the period commencing on February 1, 1998 through the end of such fiscal quarter plus 75% of any Net Proceeds obtained from any public equity offering. (In the event that the Borrower and its Subsidiaries have a consolidated net loss for any fiscal quarter, Net Income for purposes of this Section shall be deemed zero for such fiscal quarter).

	6.21 Restricted Junior Payments. The Borrower shall not and shall not permit any Subsidiaries to declare or pay any dividends (other than dividends payable solely in common stock of the Borrower or its Subsidiaries and other than dividends payable by its Subsidiaries to the Borrower) on any shares of any class of capital stock of Borrower or its Subsidiaries or any warrants or options to purchase any such stock, whether now or hereafter outstanding.

	6.22	Encumbrances and Liens.  The Borrower will not create, assume or suffer to exist any Lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on Property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except for (i) minor encumbrances and easements on real property which do not materially affect its market value,
(ii) existing Liens on the Borrower's personal property; (iii) future purchase money security interests encumbering only the property purchased;
(iv) statutory liens of bankers, carriers, warehousemen, mechanics, materialmen, and other similar Liens imposed by law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent or which are being contested in good faith by appropriate proceedings;
(v) deposits made in the ordinary course of business to secure liability to insurance carriers; (vi) attachment and judgment Liens securing claims less than $1,000,000 in the aggregate (excluding for purposes of said calculation any such Liens for which execution has been stayed, payment is covered in full by insurance, or the Borrower is prosecuting an appeal in good faith by appropriate proceedings); and (vii) monetary obligations of the Borrower under any leasing or similar arrangement which, in accordance with Agreement Accounting Principles, is classified as a Capitalized Lease.
 Notwithstanding the foregoing: (i) the Borrower shall not at any time encumber any real property with a purchase money security interest if (A) immediately after giving effect to such encumbrances, the purchase money
Debt secured by said encumbrance will exceed 75% of the fair market value of the Property encumbered by the encumbrance or (B) immediately after giving effect to such encumbrance, the aggregate Debt of the Borrower secured by purchase money security interests in real property will exceed
5% of total assets of the Borrower and its Subsidiaries on a consolidated basis; and (ii) the Borrower shall not at any time encumber its Property with an additional Lien or encumbrance if, immediately after giving effect to such encumbrance, the Borrower would be required to file an SEC Report.

	6.23	Loans, Advances and Guaranties.  The Borrower will not, and
will not permit any Subsidiary to, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit; provided that the foregoing shall not be construed as a limitation on guaranties or any Liens permitted hereunder and, provided, further, that the Borrower may make bridge loans to Canadian Petcetera Warehouse Inc. in an aggregate amount not to exceed at any time $7,000,000.

	6.24	Investments.  The Borrower will not purchase the Debt of
another Person or entity except for:

	(i)	certificates of deposit, time deposits, Eurodollar time
deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a maturity date of not more than twelve months from the date of acquisition by the Borrower, issued by a Lender or any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus or not less than $50,000,000 whose short term securities are rated at least "A" by Standard & Poor's Corporation (or the equivalent rating provided by any of Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. or Fitch Investors Services, Inc.);

	(ii)	interest bearing or discounted obligations of the United States
Government, any agency thereof (including without limitation the Federal
Home Loan Mortgage Corporation, the Government National Mortgage
Association, the Federal National Mortgage Association and the Federal Farm Credit System) or any entities or pools of mortgages or other instruments formed by the United States Government or any such agencies, and in any case only if such obligation has a maturity date not more than twelve months from the date of acquisition by the Borrower;

	(iii) obligations issued by states and local governments or their agencies, instrumentalities, authorities or subdivisions, if such issuer has received a rating of at least "A" by Standard & Poor's Corporation (or the equivalent rating provided by any of Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. or Fitch Investors Services, Inc.), and in any case only if such obligation has a maturity date of not more than twelve months from the date of acquisition by the Borrower;

	(iv)	commercial paper of an issuer rated at least "A" by Standard &
Poor's Corporation (or the equivalent rating provided by any of Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. or Fitch Investors Services, Inc.), and in any case only if such obligation has a maturity date not more than twelve months from the date of acquisition by the Borrower;

	(v)	investments in money market funds including short-term
adjustable rate money market funds; or

	(vi)	intercompany Debt otherwise permitted by Section 6.10(ii)
hereof.

	6.25	Minimum Fixed Charge Coverage Ratio.  The Borrower and its
Subsidiaries on a consolidated basis shall at all times maintain a ratio, determined as of the end of each fiscal quarter, for the four consecutive fiscal quarters then ended, of EBITDAR to Consolidated Fixed Charges of not less than 1.25:1.0. Notwithstanding the foregoing, EBITDAR for the first quarterly measurement period shall be measured by the sum of EBITDAR plus merger and non-recurring costs up to a maximum of $10,000,000 for the quarter ending April 30, 1998 multiplied by four. For the second quarterly measurement period, EBITDAR shall be measured by the sum of EBITDAR for the quarters ending April 30, 1998 and July 31, 1998 plus merger and non-recurring costs up to a maximum of $20,000,000 multiplied by two. For the third quarterly measurement period, EBITDAR shall be measured by the sum of EBITDAR for the quarters ending April 30, 1998, July 31, 1998 and October 31, 1998 plus merger and non-recurring costs up to a maximum of $20,000,000 multiplied by 1.33. For the quarter ending January 30, 1999, EBITDAR shall be measured by the sum of EBITDAR for the period of four consecutive fiscal quarters then ended plus merger and non-recurring costs up to a maximum of $20,000,000. For the quarter ending April 30, 1999, EBITDAR shall be measured by the sum of EBITDAR for the period of four consecutive fiscal quarters then ended plus merger and non-recurring costs of up to $10,000,000. Notwithstanding the foregoing, Consolidated Fixed Charges for the first quarterly measurement period shall be for the quarter ending April 30, 1998, multiplied by four. For the second quarterly measurement period, Consolidated Fixed Charges shall be for the quarters ending April 30, 1998 and July 31, 1998, multiplied by two. For the third quarterly measurement period, Consolidated Fixed Charges shall be for the quarters ending April 30, 1998, July 31, 1998 and October 31, 1998, multiplied by 1.33.

	6.26	Capitalized Rent Expense Ratio.  The Borrower and its
Subsidiaries on a consolidated basis shall not permit, as of the end of each fiscal quarter for the four consecutive fiscal quarters then ended, the Capitalized Rent Expense Ratio to be greater than 0.85:1:00. Notwithstanding the foregoing, Rent Expense for the first quarterly measurement period shall be for the quarter ending April 30, 1998, multiplied by four. For the second quarterly measurement period, Rent Expense shall be for the quarters ending April 30, 1998 and July 31, 1998, multiplied by two. For the third quarterly measurement period, Rent Expense shall be for the quarters ending April 30, 1998, July 31, 1998 and October 31, 1998, multiplied by 1.33.

	6.27	Guaranties, Etc.  The Borrower will cause each of its
Subsidiaries hereafter formed or acquired to execute and deliver to the Agent promptly upon the formation or acquisition thereof a Guaranty in form and substance satisfactory to the Agent, guaranteeing the Obligations on substantially the same terms as the other Guarantors.

	6.28 Lease Obligations. The Borrower shall not and shall not permit any of its Subsidiaries to, create, incur or suffer to exist, any obligations as lessee for the payment of lease expenses for any real or personal property under leases or arrangements to lease, other than rental expense with respect to Capitalized Lease obligations and long-term operating leases.

	6.29 Condition Subsequent. The Borrower shall no later than February 5, 1998, deliver to the Agent, for the benefit of the Lenders, a favorable legal opinion (in form and substance satisfactory to the Agent) of counsel to the Borrower and each Guarantor.


	ARTICLE 7

	DEFAULTS


	The occurrence of any one or more of the following events shall constitute an "Event of Default":

	7.1	Payment Defaults.  The Borrower shall fail to pay when due any payment of principal of any Loan, or the Borrower shall fail to pay within 3 days of the date when due any reimbursement obligation (with respect to a drawing under a Letter of Credit) or interest or other charge or fee required under the terms of this Agreement or the other Loan Documents.

	7.2	Representations and Warranties.  Any representation or warranty made by the Borrower or any Guarantor under any Loan Document shall prove to have been incorrect or misleading in any material respect when made.

	7.3	Other Loan Document Defaults.  The Borrower or any Guarantor
shall fail to perform (a) any obligation set forth in subsections 6.1, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.17, 6.18, 6.21, 6.22, 6.23, 6.24, 6.25,
6.26 or 6.28 of the Agreement; (b) any obligation set forth in subsections
6.2 or 6.20 of the Agreement and such failure shall continue for 14 days following the occurrence thereof; or (c) any other obligation contained in the Agreement or the other Loan Documents, and such failure shall continue for 30 days after written notice thereof from the Lenders.

	7.4	Bankruptcy.  (i) The Borrower or any Guarantor shall fail to pay its Debts generally as they become due or shall file any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtors; (ii) an involuntary petition under any bankruptcy law shall be filed against the Borrower or any Guarantor and shall not be dismissed or discharged within 60 days of filing; or (iii) a custodian, receiver, trustee, assignee for the benefit or creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of the Borrower or any Guarantor and not be dismissed or discharged with 60 days of appointment.

	7.5	Other Agreements.  The Borrower shall fail to pay when due
principal or interest payments required under the terms of any bonds, notes, debentures or other agreements evidencing, in the aggregate, at least $10,000,000 of indebtedness (excluding, for purposes of this calculation, payments required under this Agreement or any of the other Loan Documents) and such non-payment shall continue beyond any period of grace provided with respect thereto, or the Borrower shall default in the observance or performance of any other agreement contained in any such bonds, notes, debentures or other agreements evidencing indebtedness, and the effect of such failure or default is to cause the indebtedness evidenced thereby to become due prior to its stated date of maturity.

	7.6	ERISA.  Any Governmental Person shall take any action under
ERISA, with respect to any Plan, that could have a Material Adverse Effect or that the unfunded liabilities exceed $1,000,000.

	7.7	Judgments.  A final judgment or order for the payment of money in excess of $10,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Borrower or any Guarantor and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, warrant of attachment, or execution or similar process, shall be issued or levied against a substantial part of the Borrower's or any Guarantor's property and such judgment, writ, warrant of attachment, or execution or similar process, shall not be released, stayed, vacated, bonded or otherwise dismissed within 20 days after its issue or levy.

	7.8	Loan Documents.  The Guaranties or any other Loan Document
shall fail to remain in full force or effect or any action shall be taken by the Borrower or any Guarantor to discontinue or to assert the invalidity or unenforceability of any Guaranty or any other Loan Document, or any Guarantor denies that it has any further liability under any Guaranty to which it is a party, or gives notice to such effect.


	ARTICLE 8

	ACCELERATION, WAIVERS AND AMENDMENTS


	8.1	Acceleration.  If any Event of Default described in Section 7.4 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and issue and participate in Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Event of Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and issue and participate in Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

	8.2	Cash Collateral.  To the extent that any Letters of Credit are outstanding at the time of any Event of Default, the Borrower shall deliver to the Agent, for the benefit of the Lenders, a cash collateral deposit in an amount equal to the aggregate Letter of Credit Amount for all Letters of Credit then outstanding.

	8.3	Additional Remedies.  The rights, powers and remedies given to the Agent and the Lenders hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to the Agent and the Lenders by law against the Borrower or any other person, including but not limited to any Lender's right of setoff or banker's lien.

	8.4	Amendments.  Subject to the provisions of this Article 8, the
Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

	(i)	Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

	(ii)	Reduce the percentage specified in the definition of Required
Lenders.

    (iii)	Increase the amount of the Commitment of any Lender hereunder or permit the Borrower to assign its rights under this Agreement.

	(iv)	Amend this Section 8.4.

	(v)	Release any guarantor of the Loans or modify any guaranty in any material respect.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fees for its own account without obtaining the consent of any other party to this Agreement.

	8.5	Preservation of Rights.  No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.
Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.4, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


	ARTICLE 9

	GENERAL PROVISIONS


	9.1	Survival of Representations.  All representations and
warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and issuance of the Letters of Credit herein contemplated.

	9.2	Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

	9.3	Headings.  Section headings in the Loan Documents are for
convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

	9.4	Entire Agreement.  The Loan Documents embody the entire
agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

	9.5	Several Obligations; Benefits of this Agreement.  The
respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

	9.6	Expenses; Indemnification.  The Borrower shall reimburse the
Agent for any costs, internal charges and out-of-pocket expenses paid or incurred by the Agent in connection with the negotiation and documentation of this Agreement. The Borrower shall also reimburse the Agent and each Lender for any costs, internal charges and out-of-pocket expenses
(including reasonable attorneys' fees and time charges of attorneys for the Agent and each Lender) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit hereunder, provided that no Person shall have the right to be indemnified hereunder for such Person's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

	9.7	Numbers of Documents.  All statements, notices, closing
documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

	9.8	Accounting.  Except as provided to the contrary herein, all
accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant contained in Article 6 to eliminate the effect of any change after the date hereof in Agreement Accounting Principles (which, for purposes of this proviso shall include the generally accepted application or interpretation thereof) on the operation of such covenants (or if the Agent notifies the Borrower that the Required Lenders wish to amend any such covenant for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of Agreement Accounting Principles in effect immediately before the relevant change in Agreement Accounting Principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

	9.9	Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

	9.10	Nonliability of Lenders.  The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender.
 Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

	9.11	CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING
A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN
ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE
STATE OF CALIFORNIA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO
NATIONAL BANKS.

	9.12	CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY
SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR CALIFORNIA STATE COURT SITTING IN LOS ANGELES IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN LOS ANGELES, CALIFORNIA.

	9.13	WAIVER OF JURY TRIAL.  THE BORROWER, THE AGENT AND EACH LENDER
HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY
OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE)
IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT
OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

	9.14	Integration Clause.  Except for documents and instruments
specifically referenced herein, this Agreement constitutes the entire agreement among the Agent, the Lenders and the Borrower regarding the Loans and Letters of Credit and all prior communications verbal or written between the Borrower and the Agent or any Lender shall be of no further effect or evidentiary value.

	9.15	Confidentiality.  The Lenders shall take normal and reasonable precautions to maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrower but may, in any event, make disclosures
(i) reasonably required by any bona fide transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Commitments or Loans or participations therein or participations in Letters of Credit or (ii) as required or requested by any governmental agency or representative thereof or as required pursuant to any legal process or (iii) to its attorneys and accountants or (iv) as required by law or (v) in connection with litigation involving any Lender.


	ARTICLE 10

	THE AGENT


	10.1	Appointment.  UBOC is hereby appointed Agent hereunder and
under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article 10. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

	10.2	Powers.  The Agent shall have and may exercise such powers
under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

	10.3	General Immunity.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

	10.4	No Responsibility for Loans, Recitals, etc.  Neither the Agent
nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify
(i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article 4 except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

	10.5	Action on Instructions of Lenders.  The Agent shall in all
cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

	10.6	Employment of Agents and Counsel.  The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

	10.7	Reliance on Documents; Counsel.  The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

	10.8	Agent's Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (ii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this
Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

	10.9	Rights as a Lender.  In the event the Agent is a Lender, the
Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent shall, as long as it shall be the Agent, retain at least a 20% interest in the Commitment or, if the Commitment has been terminated at least a 20% interest in Loans outstanding.

	10.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

	10.11 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, with the consent (which shall not be unreasonably withheld) of the Borrower, if no Default has occurred and is continuing, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article 10 shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.


	ARTICLE 11

	SETOFF; RATABLE PAYMENTS


	11.1	Setoff.  Upon the occurrence and during the continuance of any
Event of Default, the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any Lender to or for the credit or the account of the Borrower against any and all obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not any Lender shall have made any demand under this Agreement and although such obligations may be unmatured.
 The Agent agrees to notify the Borrower promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lenders under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lenders may have.

	11.2	Ratable Payments.  If any Lender, whether by setoff or
otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1 or 3.2) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


	ARTICLE 12

	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


	12.1	Successors and Assigns.  The terms and provisions of the Loan
Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that
(i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with
Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent.
Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

	12.2	Participations.

		(i) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities
("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

		(ii)	 Voting Rights.  Each Lender shall retain the sole right
to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, or releases any guarantor of any such Loan or any substantial amount of collateral securing any such Loan.

		(iii) Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with
Section 11.2 as if each Participant were a Lender.

	12.3	Assignments.

		(i) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more Eligible Assignees ("Purchasers") all or any part of its rights and obligations under the Loan Documents, provided, however, such assignments must be in a minimum amount at least equal to $5,000,000; provided, however, that if such Purchaser is a Lender or an Affiliate thereof, no minimum amount shall be applicable. Such assignment shall be substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consents shall not be unreasonably withheld.

		(ii)	Effect; Effective Date.  Upon (i) delivery to the Agent
of a notice of assignment, substantially in the form attached as
Exhibit I to Exhibit C hereto (a "Notice of Assignment"), together with any consents required by Section 12.3(i), and (ii) payment of a $3,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that it is an Eligible
Assignee and that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate
Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this
Section 12.3(ii), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

	12.4	Dissemination of Information.  The Borrower authorizes each
Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, provided that each prospective Transferee shall execute and deliver to the Agent a confidentiality agreement (in form and substance reasonably satisfactory to the Borrower and the Agent).

	12.5	Tax Treatment.  If any interest in any Loan Document is
transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of
Section 2.15.


	ARTICLE 13

	NOTICES


	13.1	Giving Notice.  Except as otherwise permitted by Section 2.6 with respect to notices regarding conversion or continuation of Advances, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed or delivered to the Borrower and the Agent at their respective addresses set forth below its signature hereto and to each Lender at its address set forth on Schedule 1 hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

	13.2	Change of Address.  The Borrower, the Agent and any Lender may
each change the address for service of notice upon it by a notice in writing to the other parties hereto.


	ARTICLE 14

	COUNTERPARTS


	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

	IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

						PETCO ANIMAL SUPPLIES, INC.



						By: _____________________________
						Print Name:  James M. Myers
						Title:  Senior Vice President-
							   Finance

						9125 Rehco Road
						San Diego, California 92121
						Attention:  James M. Myers
								  Senior Vice President -
								  Finance

						Telecopier: (619) 638-2154


						UNION BANK OF CALIFORNIA, N.A.,
						as Agent and Lender



						By: ______________________________
						Print Name:  Myra Juetten
						Title:  Vice President



						By: ______________________________
						Print Name:  Bruce Breslau
						Title:  Vice President

						500 South Main Street, Suite 201
						Orange, California 92868
						Attention:  Myra Juetten
								  Vice President
						Telecopier: (714) 565-5770

	SCHEDULE 1

	LENDERS AND APPLICABLE LENDING OFFICES


				Revolving	   Term	      Applicable
 Lender			Commitment   Commitment   Lending Office
Union Bank of
 California, N.A.
 Agent and Lender
$80,000,000
$30,000,000
500 South Main Street,
Suite 200
Orange, CA 92868
Attention:  Myra Juetten
Telecopier: (714) 565-5770

				___________   ___________
Total			$80,000,000   $30,000,000



	SCHEDULE 2

	SUBSIDIARIES
	(See Section 5.8)


										  Jurisdiction
Investment	  Owned	 Amount of	Percent	      of
  In       	  By     	 Investment	Ownership	  Organization

International	   Borrower	$100		  100%	   California
  Pet Supplies
  and
  Distribution,
  Inc.


Pet Nosh,		   Borrower	 $100	  100%	    New York
 Consolidated
 Co., Inc.


Shareholder Agreements and/or Management Agreements

None


	SCHEDULE 3

	DEBT

That certain Credit Agreement dated as of December 6, 1996 between Petco Animal Supplies, Inc., as Borrower, the lenders named therein and Union Bank of California, N.A. as agent and lender.





	EXHIBIT A-1

	FORM OF REVOLVING NOTE


$_______________ 	_______________, 19__




		 PETCO ANIMAL SUPPLIES, INC., a Delaware corporation, (the "Borrower"), promises to pay to the order of ___________________________ (the "Lender") the principal sum of ___________________________ Dollars or such lesser amount as loaned under the Agreement referred to below, in immediately available funds at the main office of Union Bank of California, N.A., as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement hereinafter referred to. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans made by the Lender in full on the Facility Termination Date.

		The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.

		This Note is one of the Revolving Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of January 30, 1998 (the "Agreement") among the Borrower, Union Bank of California, N.A., individually and as Agent, and the lenders named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

		The Borrower waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands.

		The Borrower shall reimburse the Lender for all costs and expenses, including without limitation reasonable attorneys' fees, as set forth in the Agreement.

						PETCO ANIMAL SUPPLIES, INC.



						By: ______________________________
						Print Name:_______________________
						Title: ___________________________

	EXHIBIT A-2

	FORM OF TERM NOTE

$_________________	______________, 19__


	PETCO ANIMAL SUPPLIES, INC., a Delaware corporation, (the "Borrower"), promises to pay to the order of ________________ (the "Lender") the principal sum of ________________________ Dollars or such lesser amount as loaned under the Agreement referred to below, in immediately available funds at the main office of Union Bank of California, N.A., as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement hereinafter referred to. The Borrower shall pay the principal of and accrued and unpaid interest on the Term Loan made by the Lender on the dates and in the amounts specified in the Agreement, and in any event in full on the Facility Termination Date.

	The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of the Term Loan and the date and amount of each principal payment hereunder.

	This Note is one of the Term Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of January 30, 1998 (the "Agreement") among the Borrower, Union Bank of California, N.A., individually and as Agent, and the lenders named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

	The Borrower waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands.

	The Borrower shall reimburse the Lender for all costs and expenses, including without limitation reasonable attorneys' fees, as set forth in the Agreement.

						PETCO ANIMAL SUPPLIES, INC.



						By: ______________________________
						Print Name:_______________________
						Title: ___________________________

	SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
	TO
	NOTE OF PETCO ANIMAL SUPPLIES, INC.
	DATED JANUARY 30, 1998


       Principal     Maturity                  Principal
       Amount of    of Interest                 Amount      Unpaid
Date     Loan         Period        Maturity     Paid       Balance











	EXHIBIT B

	COMPLIANCE CERTIFICATE



To:	The Lenders parties to the
	Credit Agreement Described Below



	This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of January 30, 1998 (as amended, modified, renewed or extended from time to time, the "Agreement") among PETCO ANIMAL SUPPLIES, INC. (the "Borrower"), the lenders party thereto and Union Bank of California, N.A., as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

	THE UNDERSIGNED HEREBY CERTIFIES THAT:

	1. I am the duly [elected/appointed] _________________ of the Borrower;

	2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements;

	3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

	4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants in the Agreement, all of which data and computations are true, complete and correct.

	Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

______________________________________________________
______________________________________________________
______________________________________________________
______________________________________________________

	The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this
Certificate in support hereof, are made and delivered this      day of
          ,         .



							________________________


	 [SAMPLE]

	SCHEDULE I TO COMPLIANCE CERTIFICATE


	Schedule of Compliance as of _____________, __________ with Provisions of Sections 6.10, 6.12, 6.17, 6.18, 6.20,
	 6.21, 6.22, 6.25 and 6.26 of
	the Agreement






	EXHIBIT C

	ASSIGNMENT AGREEMENT



	This Assignment Agreement (this "Assignment Agreement") between
                           (the "Assignor") and                    (the
"Assignee") is dated as of                  , ________.  The parties hereto
agree as follows:

	1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

	2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1 and the other Loan Documents.
The aggregate Commitment (or Loan, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of
Schedule 1.

	3.	EFFECTIVE DATE.  The effective date of this Assignment
Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents required to be delivered to the Agent by Section 12.3(i) of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

	4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby.
 The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, with respect to any Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses
(a), (b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to any Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to a Loan prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Payment Date, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

*Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

[	5.  FEES PAYABLE BY THE ASSIGNEE.  The Assignee shall pay to the
Assignor a fee on each day on which a payment of interest or ________________ fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or ___________ fees for the period prior to the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to
Section 4 hereof).  The amount of such fee shall be the difference between
(i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned
to the Assignee hereunder if each interest rate was     of 1%  less than
the interest rate paid by the Borrower or if the ______________ fee was of 1% less than the _____________ fee paid by the Borrower, as applicable.
 In addition, the Assignee agrees to pay    % of the recordation fee
required to be paid to the Agent in connection with this Assignment
Agreement.]

 	6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor,
(iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

	7.	REPRESENTATIONS OF THE ASSIGNEE.  The Assignee (i) confirms
that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].*

*to be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

	8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses
(including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

	9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3(i) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

	*[10. REDUCTIONS OF AGGREGATE REVOLVING COMMITMENT. If any reduction in the Aggregate Revolving Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.]

	11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

	12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of California.

	13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

 	IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

						[NAME OF ASSIGNOR]


						By:_________________________
						Title:______________________
						____________________________
						____________________________


						[NAME OF ASSIGNEE]


						By:________________________
						Title:_____________________
						___________________________
						___________________________

	SCHEDULE 1
	to Assignment Agreement

1.	Description and Date of Credit Agreement:  Credit Agreement dated as of January 31, 1998 among Petco Animal Supplies, Inc., the Lenders party thereto and Union Bank of California, N.A., as Agent.

2.	Date of Assignment Agreement:               ,

3.	Amounts (As of Date of Item 2 above):

	a.	Total of Assignor's Revolving Commitment (Revolving
Loans/Letters of Credit)*/Term Loans under Credit Agreement


				Revolving Commitment:  $____________
				Term Loan:             $____________

	b.	Assignee's Percentage of Facility purchased 		under the
Assignment Agreement**

				Revolving Commitment:  _____%
				Term Loan:             _____%

	c. 	Amount of Assigned Share in Facility purchased under 		the
Assignment	Agreement

				Revolving Commitment:  $____________
				Term Loan:             $____________

	d.	Amount of Assigned Share in Letters of Credit Outstanding


				$________

4.	Assignee's aggregate  	Commitment (Revolving Commitment* and Term
Loan) purchased hereunder:

				$

5.	Proposed Effective Date:	 _____________, __

Accepted and Agreed:

[NAME OF ASSIGNOR]				[NAME OF ASSIGNEE]


By: _________________________		By:_________________________
Title:_______________________		Title:______________________

  *	If a Revolving Commitment has been terminated, insert outstanding
Revolving Loans/Letters of Credit in place of Revolving Commitment
 **	Percentage taken to 10 decimal places




				Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

	Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee


	EXHIBIT "I"
	to Assignment Agreement

	NOTICE
	OF ASSIGNMENT


	_______________, 19__


To:	Petco Animal Supplies, Inc.
	9125 Rehco Road
	San Diego, California 92121

	Union Bank of California, N.A., as Agent
	500 South Main Street, Suite 201
	Orange, California 92868


From: [NAME OF ASSIGNOR] (the "Assignor")

	[NAME OF ASSIGNEE] (the "Assignee")


	1.	We refer to that Credit Agreement (the "Credit Agreement")
described in Item 1 of Schedule 1 attached hereto ("Schedule 1").
Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

	2.	This Notice of Assignment (this "Notice") is given and
delivered to the Borrower and the Agent pursuant to Section 12.3(ii) of the Credit Agreement.

	3.	The Assignor and the Assignee have entered into an Assignment
Agreement, dated as of            ,            (the "Assignment"), pursuant
to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections 12.3(i) and 12.3(ii) of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

	4.	The Assignor and the Assignee hereby give to the Borrower and the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of
Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment
Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

	5.	The Assignor or the Assignee shall pay to the Agent on or
before the Effective Date the processing fee of $3,000 required by Section 12.3(ii) of the Credit Agreement.

	6.	If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

	7.	The Assignee advises the Agent that notice and payment
instructions are set forth in the attachment to Schedule 1.

	8.	The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

	9.	The Assignee authorizes the Agent to act as its agent under the
Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR				NAME OF ASSIGNEE


By:____________________			By:____________________
Title: ________________			Title:_________________

ACKNOWLEDGED AND CONSENTED	ACKNOWLEDGED AND CONSENTED
TO BY UNION BANK OF			TO BY PETCO ANIMAL SUPPLIES,
CALIFORNIA, N.A., as Agent	INC., a Delaware corporation



By________________________	By_________________________
Name:_____________________	Name:______________________
Title:____________________	Title:_____________________




	[Attach photocopy of Schedule 1 to Assignment]



	EXHIBIT D

	LEVERAGE RATIO LEVEL CERTIFICATE




TO: The Lenders Party to the Credit Agreement described below



	This Leverage Ratio Level Certificate is furnished pursuant to that certain Credit Agreement dated as of January 30, 1998 (as amended, modified, renewed or extended from time to time, the "Agreement") among Petco Animal Supplies, Inc. (the "Borrower"), the Lenders party thereto and Union Bank of California, N.A., as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Leverage Ratio Level Certificate have their meanings ascribed thereto in the Agreement.

	THE UNDERSIGNED HEREBY CERTIFIES THAT:

	1.	The Total Debt Ratio for the Borrower and its Subsidiaries on a
consolidated basis as at ____________, ___________ for the period of four fiscal quarters then ended is as follows:

		(a)	Funded Debt (including Capitalized
			Leases outstanding)   		   $_______________

		(b)	EBITDA

					   $_______________

		(c)	On the basis of the foregoing,
			the Total Debt Ratio is
			_____ to 1.00 ((a) divided by (b)).

	2.	Based on the Total Debt Ratio, the applicable Leverage Ratio
Level for the Borrower as of ____________, _____________ is Level
___________.

	The foregoing certifications are made and delivered this _____ day of _____________, ___________.




							_____________________________




	EXHIBIT F


	FORM OF NOTICE OF BORROWING

	[Date]



Union Bank of California, N.A., as Agent
500 South Main Street, Suite 201
Orange, California  92868

Attention:  Vice President

	Re:	Credit Agreement Dated as of January 30, 1998 (the "Credit
Agreement")


Ladies and Gentlemen:

	Pursuant to the provisions of Section [2.1(iv)/2.4(iii)] of the Credit Agreement, Petco Animal Supplies, Inc. (the "Borrower") hereby gives irrevocable and binding notice to you, as Agent, that the Borrower is requesting a Loan to be made under the Credit Agreement as follows (capitalized terms have the definitions set forth in the Credit Agreement):

	1.	Aggregate Loan Amount:  $____________.
		Term Loans:  			$___________
		Revolving Loans:		$___________
		[At least $1,000,000 or multiple of $500,000]

	2.	Borrowing Date:  ____________, ____.
		[Same date for Base Rate Loans; at least 3 Business Days for
LIBOR Loans.]

	3.	(a)  Revolving Loans will be [LIBOR Loans ($______) and/or Base
Rate Loans ($______)].

		(b)	Term Loans will be [LIBOR Loans
			($_________)  and/or Base Rate Loans
			($_________)]

	4.	LIBOR Loans will have the following Interest Periods [1, 2, 3 or 6 months]:

		(a)	Revolving Loans
			$_________:  ____ months
			$_________:  ____ months

		(b)	Term Loans
			$_________:	_____ months
			$_________:    _____ months

		[no more than 10 Loans in aggregate to be outstanding]

	[5.	Loan proceeds are to be used for an Acquisition and such
Acquisition does/does not require the Borrower to file an SEC
Report.  If such SEC Report must be filed, Acquisition
Documents certified by an Authorized Officer are included.]

	[6.	Loan proceeds are to be used for an Acquisition.  Such
Acquisition will be consummated on __________, ___________
[date of Loan funding].]

	7.	The undersigned certifies that:

		A.	There exists no Default or Event of Default.

		B.	The representations and warranties contained in Article 5
of the Credit Agreement are true and correct as of the Borrowing Date.

		C.	No event has occurred, or condition exists, which could
have a Material Adverse Effect.

Sincerely,

PETCO ANIMAL SUPPLIES, INC.



By______________________________
	Name:
	Title:

*	To be included if interest assigned consists of a
Revolving Commitment or Revolving Loans.
1	Calculated as follows:  Net Income ($______), plus
provisions for taxes ($_______), plus depreciation and amortization ($________), plus Interest Expense ($_______), provided that Borrower shall be permitted to adjust such amounts as set forth in Section 6.18 for the first six quarters.